EXHIBIT 3

KPMG LLP Chartered Accountants
2000 McGill College Avenue Suite 1800 Montréal Québec H3A 3H8	Telephone (514) 840-2100 Telefax (514) 840-2187 www.kpmg.ca

THE BOARD OF DIRECTORS
GILDAN ACTIVEWEAR INC.

        We hereby consent to the use in the Annual Report of Gildan Activewear Inc. on Form 40-F (the "Annual Report"), dated February 13, 2003, of our Auditors' Report dated November 27, 2002 relating to the consolidated financial statements of Gildan Activewear Inc. as at September 29, 2002 and September 30, 2001 and the consolidated statements of earnings, retained earnings and cash flows for the years ended September 29, 2002, September 30, 2001 and October 1, 2000.

(signed) KPMG LLP
Chartered Accountants

February 13, 2003
Montreal, Canada

KPMG LLP, a Canadian owned limited liability partnership established under the laws of Ontario, is a member firm of KPMG International, a Swiss association.

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